                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15

  Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                         Commission File Number 0-17888

                                SERV-TECH, INC.
             (Exact name of registrant as specified in its charter)

                             5200 CEDAR CREST BLVD.
                              HOUSTON, TEXAS 77087
                                 (713) 644-9974
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.50 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
         (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [x]          Rule 12h-3(b)(1)(i)   [ ]
     Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(ii)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
                                        Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Serv-Tech, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: August 1, 1997                    BY: /s/ FRANK A. PERRONE
                                           --------------------------------
                                            Frank A. Perrone, Secretary